Exhibit 99.3
Execution Version

$300,000,000 Revolving Credit Facility
$1,100,000,000 Term Loan A
$175,000,000 Term Loan A-2
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
August 24, 2007
among
EPCO HOLDINGS, INC.,
as Borrower
The Lenders Party Hereto
CITICORP NORTH AMERICA, INC.,
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,
and
LEHMAN BROTHERS INC.,
as Co-Arrangers and Joint Bookrunners

-i-

-ii-

SCHEDULES:
Schedule 1.01 – Parent Leases
Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Permitted Liens
Schedule 6.06 — Restrictive Agreements
EXHIBITS:
Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Interest Election Request
Exhibit D — Form of Compliance Certificate
Exhibit E — Reserved
Exhibit F-1 — Form of Revolving Credit Loan Note
Exhibit F-2 — Form of Term Loan Note
Exhibit G — List of Security Instruments
Exhibit H — Form of Commitment Increase Agreement
Exhibit I — Form of New Lender Agreement

-iii-

     CREDIT AGREEMENT dated as of August 24, 2007, among EPCO HOLDINGS, INC., the LENDERS party hereto, CITICORP NORTH AMERICA, INC., as Administrative Agent and CITIBANK, N.A., as Issuing Bank.
     The parties hereto agree as follows:
ARTICLE I
Definitions
          Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by an Administrative Agent.
     “Administrative Services Agreement” means the Administrative Services Agreement dated as of August 1, 2005 among the Borrower and the Parent, as in effect on the date of this Agreement.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent Advances” shall have the meaning set forth in Section 2.04 hereof.
     “Agreement” means this Second Amended and Restated Credit Agreement dated as of the date first set forth above, among EPCO Holdings, Inc., the Lenders party hereto, and Citicorp North America, Inc., as Administrative Agent, as amended, extended or otherwise modified from time to time.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as applicable.
     “Annual Excess Cash Flow Payment” means the annual Excess Cash Flow Payment required to be made pursuant to Section 2.10(d).
     “Annual Excess Cash Flow Payment Date” shall mean, for any year, May 15 following the end of such year.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment, as modified from time to time to reflect any assignments permitted by Section 9.04.
     “Applicable Rate” means, for any day, with respect to the Revolving Credit Loans and Term Loan A, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread,” “ABR Spread,” or “Commitment Fee,” as the case may be, based upon the actual Leverage Ratio applicable on such date:
Pricing Grid

Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee
≤ 3.25x	0.0%	1.00%	0.125%
> 3.25x to ≤ 3.75x	0.0%	1.375%	0.15%
> 3.75x to ≤ 4.25x	0.25%	1.75%	0.20%
> 4.25x to ≤ 5.00x	0.50%	2.00%	0.25%
> 5..00x to ≤ 5.50x	0.75%	2.25%	0.30%
> 5.50x	1.00%	2.50%	0.35%
     Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, if at any time the Borrower is (a) late 29 days or less in delivering a compliance certificate as provided for in Section 5.01, any change in the Applicable Rate shall take effect on the date such compliance certificate is delivered unless such change results in a higher Applicable Rate, in which event such change shall take effect as of the date such compliance certificate was due, or (b) late 30 days or more in delivering such compliance certificate, the “Applicable Rate” shall mean the rate per annum set forth on the foregoing grid when the Leverage Ratio is at its highest level (> 5.50x) and shall take effect as of the date such compliance certificate was due; provided further, however, any change that would decrease the Applicable Rate as a result of a compliance certificate delivered 31 days or more late, shall take effect on the date such compliance certificate is delivered. Notwithstanding the above, the Applicable Rate from the Effective Date through the earlier of the first date on which the financial statements of the Borrower are delivered or are required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b) hereof, as the case may be, shall be 0.25% for ABR Loans, 1.75% for Eurodollar Loans and 0.20% with respect to the Commitment Fee.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Credit Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means EPCO Holdings, Inc., a Delaware corporation.
     “Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.
     “Change in Control” means Duncan shall cease to own, directly or indirectly, at least a majority (on a fully converted, fully diluted basis) of the economic interest in the capital stock of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Commitment.
     “Co-Arranger” shall mean Citigroup Global Markets Inc. and Lehman Brothers Inc., each in its capacity as co-arranger hereunder.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means all of the assets described in the Security Instruments.
     “Commitment” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Term Loan A Commitment and Term Loan A-2 Commitment, as applicable.
     “Commitment Increase Agreement” has the meaning assigned to such term in Section 2.20.
     “Commitment Increase Notice” has the meaning assigned to such term in Section 2.20.
     “Commitments” means the aggregate amount of all of the Lenders’ Revolving Credit Commitment, Term Loan A Commitment and Term Loan A-2 Commitment.
     “Common Units” means the common units of limited partner interests in the Partnership.
     “Consolidated EBITDA” means for any period, the sum (without duplication) of (i) the amount (or value received with respect to the Partnership’s or TEPPCO’s current distribution reinvestment plan) of the distributions payable with respect to such period by the Partnership, TEPPCO, Enterprise GP Holdings, any Subsidiary or EPE Unit L.P. to the Borrower or any wholly-owned Subsidiary of the Borrower which owns any Common Units, TEPPCO Common Units or Enterprise GP Holdings Common Units with respect to such Common Units, TEPPCO Common Units or Enterprise GP Holdings Common Units and which are actually made on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (ii) the amount (or value received with respect to the Partnership’s or TEPPCO’s current distribution reinvestment plan) of the distributions payable with respect to such period by the General Partner, TEPPCO GP, any Subsidiary or EPE Unit L.P. to the Borrower or any wholly-owned Subsidiary of the Borrower which owns any General Partner Interest, Enterprise GP Holdings Interest or TEPPCO GP Interest with respect to any General Partner Interest, Enterprise GP Holdings Interest or TEPPCO GP Interest and which are actually made on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (iii) cash distributions or dividends received by the Borrower during such period from entities not consolidated with the Borrower, plus (iv) other cash income received by the Borrower during such period, minus (v) the payment for such period contemplated by Section 2.2(i) of the Administrative Services Agreement, minus (vi) operating lease expense for such period to the extent not already deducted in the calculation of operating income, determined in each case, on a consolidated basis in accordance with GAAP; provided, that the items referred to in the foregoing clauses (iii) through (vi) shall be determined excluding TEPPCO and its subsidiaries,

Enterprise GP Holdings and its subsidiaries and the Partnership and its subsidiaries. Consolidated EBITDA will not include any extraordinary, unusual or non-recurring gains or losses from asset sales.
     “Consolidated Indebtedness” means the Indebtedness of the Borrower and its consolidated Subsidiaries determined on a consolidated basis as of any date.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of preferred stock (if any), par value of common stock, capital in excess of par value of common stock, partners’ capital or equity, and retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Cumulative Excess Cash Flow” means, as of any date, cumulative from and including the Effective Date through such date, Excess Cash Flow.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” shall have the meaning set forth in Section 2.13(d).
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
     “Documentation Agents” means The Bank of Nova Scotia, SunTrust Bank and Mizuho Corporate Bank, Ltd., in their capacity as a documentation agent for the Lenders hereunder.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Duncan” means, collectively, individually or in any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts established for the benefit of his wife, descendants, such legatees and/or distributees and/or their respective descendants, heirs, legatees and distributees.
     “Effective Date” means the date on or before September 7, 2007 specified in the notice referred to in the penultimate sentence of Section 4.01.
     “Enterprise GP Holdings” means Enterprise GP Holdings, L.P., a Delaware limited partnership.

     “Enterprise GP Holdings Common Units” means the common units and Class C units of limited partner interest in Enterprise GP Holdings.
     “Enterprise GP Holdings Interests” means partnership interests in Enterprise GP Holdings.
     “Enterprise GP Holdings Loan” shall mean that certain loan pursuant to a credit agreement contemplated to be entered into by Enterprise GP Holdings, Citicorp North America, Inc., as administrative agent thereunder and certain other lenders party thereto in the amount of up to $1,175,000,000, subject to increase as set forth therein.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EOLP” means Enterprise Products Operating LLC, a Texas limited liability company.
     “EPE Unit L.P.” means a partnership established to acquire Enterprise GP Holdings Common Units for the benefit of certain employees of the Parent.
     “Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in any Person, or any warrants, options or other rights to acquire any such interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA

of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.
     “ETE GP” means LE GP, LLC, a Delaware limited liability company and the sole general partner of ETE.
     “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excess Cash Flow” means, for any fiscal year of the Borrower or other relevant period, Consolidated EBITDA for such year (or other such period), minus, without duplication (a) amounts due and payable in respect of taxes accrued during such year (or other such period) that are paid during such year (or other such period) or within twelve months thereafter and interest expense accrued during such year (or other such period) (including the interest expense portion of any capital lease payment), (b) non financed Capital Expenditures made during such year (or other such period), (c) the scheduled principal portion of any Capital Lease Obligations during such year (or other such period), (d) scheduled payments and optional prepayments of principal on the Term Loans during such year (or other such period), (e) Tax Advances made during such year (or other such period), (f) distributions during such year (or other such period) to certain of the Borrower’s indirect shareholders from time to time in an amount equal to the aggregate amount of the premiums on the life insurance policies issued to insure the life of Dan L. Duncan and certain of his descendants, but in any event not to exceed, in the aggregate for any fiscal year, $6,000,000, (g) payments made during such year (or other such period) to the Parent in connection with scheduled rental payments during such year (or other such period) under the Parent Leases, and (h) regularly scheduled payments of principal and interest on Indebtedness permitted pursuant to Section 6.01 of this Agreement. To the extent any such accrued amounts were deducted from Excess Cash Flow during any year, such amounts shall not be deducted from Excess Cash Flow in subsequent years when paid. In connection with the calculation of Excess Cash Flow for any portion of a calendar year, Excess Cash Flow shall be determined by deducting the amounts in (a) through (h) above for such portion of such calendar year from Consolidated EBITDA for such portion of such calendar year.
     “Excess Cash Flow Payment(s)” means, singularly and collectively, Annual Excess Cash Flow Payments and Intermediate Excess Cash Flow Payments.
     “Excess Cash Flow Payment Amount” shall mean, for the fiscal year or portion thereof in connection with any Excess Cash Flow Payment, an amount equal to (i) the Excess Cash Flow for such year or portion thereof times (ii) the percentage of such Excess Cash Flow to be paid on the Annual Excess Cash Flow Payment Date or Intermediate Excess Cash Flow Payment Date for such year or portion thereof in accordance with Section 2.10(d) based upon the Leverage Ratio at the end of such year with respect to Annual Excess Cash Flow Payments or in the most recently provided compliance certificate with respect to Intermediate Excess Cash Flow Payments (provided that in connection with fiscal year 2007, such calculation shall be made taking into account only the portion of such year commencing on the first day of the quarter beginning immediately after the Effective Date and continuing until December 31, 2007), in each case in accordance with the following table:

Percentage of Excess Cash Flow
Leverage Ratio	paid toward Term Loans
≥ 5.5:1.0	50%
≥ 4.5:1.0 and < 5.5:1.0	25%
< 4.5:1.0	0%
     “Excess Distributable Amount” means, at any time, cumulative from and including the Effective Date through the date of determination, Cumulative Excess Cash Flow minus Excess Cash Flow Payments paid pursuant to Section 2.10(d) (including any Intermediate Excess Cash Flow required to be paid on the date of determination prior to a Restricted Payment being made) and minus any Restricted Payments made since the Effective Date.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).
     “Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of May 1, 2007, among Borrower, Citicorp North America, Inc., as Administrative Agent and the lenders and other agents party thereto.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “General Partner” means Enterprise Products GP, LLC, a Delaware limited liability company.
     “General Partner Interests” means ownership interests in the General Partner.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; provided, that clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, further, that the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a subsidiary of such Person, shall not constitute Indebtedness.
     “Indemnified Taxes” means Taxes other than (i) Other Taxes and (ii) Excluded Taxes.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.
     “Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, the day that occurs three months after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Intermediate Excess Cash Flow Payment” means the Excess Cash Flow Payments required to be made pursuant to Section 2.10(d) on each Intermediate Excess Cash Flow Payment Date.
     “Intermediate Excess Cash Flow Payment Date” means any date on which Borrower or any Subsidiary makes a Restricted Payment.

     “Issuing Bank” means Citicorp North America, Inc., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank if the Borrower (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “Letter of Credit” means any letter of credit issued hereunder after the Effective Date pursuant to Section 2.06.
     “Leverage Ratio” means the ratio of Consolidated Indebtedness as of the last day of a fiscal quarter divided by Consolidated EBITDA for the four fiscal quarter period then ended. The Leverage Ratio will be re-calculated as of the end of each quarter and shall be effective upon the delivery date of the compliance certificate as provided for in Section 5.01.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, (i) transfer restrictions that do not prevent the valid creation of security interests in the Collateral pursuant to the Security Instruments and do not prevent foreclosure on such security interests, and (ii) operating leases, shall not constitute Liens.
     “Loan Documents” means this Agreement, all promissory notes executed and delivered pursuant to Section 2.10(i), all Letters of Credit and any letter of credit agreements executed in connection therewith, the Security Instruments and the Borrowing Requests, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any Indebtedness or obligations of the Borrower or its Subsidiaries hereunder) now or hereafter entered into in connection with the Loans or any other Indebtedness under this Agreement, as such documents, instruments or agreements may be amended, supplemented, restated, or otherwise modified from time to time.
     “Loans” means Term Loan A, Term Loan A-2 and the Revolving Credit Loans made pursuant to this Agreement.
     “Material Adverse Change” means (i) with respect to any representation made under this Agreement on or prior to the Effective Date, a material adverse change, from that in effect on December 31, 2006, in the financial condition or results of operations of the consolidated subsidiaries of the Parent taken as a whole, as indicated in the most recent quarterly or annual financial statements; and (ii) with respect to any representation made under this Agreement following the Effective Date, a material adverse change, from that in effect on the date of formation of the Borrower, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole as indicated in the most recent quarterly or annual financial statements.
     “Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), in an aggregate principal amount exceeding $50,000,000.
     “Material Subsidiary” means (i) Duncan Family Interests, Inc., a Delaware corporation, and (ii) each Subsidiary that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.

     “Maturity Date” means, with respect to (i) the Revolving Credit Loans and Term Loan A, the fifth anniversary of the Effective Date, and (ii) with respect to Term Loan A-2, May 5, 2008, unless accelerated pursuant to Article VII hereof.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Lender” has the meaning assigned to such term in Section 2.20(b).
     “New Lender Agreement” has the meaning assigned to such term in Section 2.20(b).
     “Obligations” means all obligations (monetary or otherwise) of the Borrower and each of its Subsidiaries arising under or in connection with this Agreement and each other Loan Document and the obligations of Borrower or any Subsidiary under any Swap Agreements owing to a Lender (including, with respect to any Swap Agreement, obligations owed under any Swap Agreement to any Person that was a Lender (or an Affiliate of a Lender) counterparty at the time such Swap Agreement was entered into).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
     “Parent” means EPCO, Inc., a Texas corporation.
     “Parent Leases” means the leases entered into by the Parent and set forth on Schedule 1.01 hereto.
     “Participant” has the meaning set forth in Section 9.04(e).
     “Partnership” means Enterprise Products Partners L.P., a Delaware limited partnership.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Liens” means:
          (a) liens existing on the Effective Date which are approved by the Administrative Agent and listed on Schedule 6.02 on property other than the Collateral;
          (b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (c) liens for taxes and assessments which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower or any Subsidiary in good faith by appropriate proceedings;
          (d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;
          (e) any lien upon property or assets acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;
          (f) any lien in favor of the Borrower or any Subsidiary;
          (g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;
          (h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;
          (i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;
          (j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
          (k) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Borrower or any Subsidiary and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary;
          (l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower or the applicable Subsidiary has not exhausted its appellate rights;
          (m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or
          (n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower or any Subsidiary.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means (a) the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, or (b) if the rate specified in clause (a) above is not readily available for any reason, the Prime Rate shall be the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate). The Prime Rate is a reference rate and does not represent the lowest rate actually available.
     “Principal Property” means, whether owned or leased on the date hereof or thereafter acquired, any processing or manufacturing plant or terminal owned or leased by the Borrower or any Subsidiary that is located in the United States or any territory or political subdivision thereof, excluding, however:
     (i) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and
     (ii) any such asset, plant or terminal which, in the opinion of the board of directors of the Borrower, is not material in relation to the activities of the Borrower and its subsidiaries taken as a whole.

     “Quarterly Dates” mean the last day of each March, June, September, and December, in each year, the first of which shall be September 30, 2007; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.
     “Re-Allocation Date” has the meaning assigned to such term in Section 2.20.
     “Reference Banks” means Citibank, N.A., JPMorgan Chase Bank, N.A. and Wachovia Bank.
     “Register” has the meaning set forth in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that so long as any portion of Term Loan A-2 is outstanding, then with respect to any amendment affecting Term Loan A-2, the term “Lenders” for the purpose of determining Required Lenders shall only include the Term Loan A-2 Lenders provided that such amendment does not materially and adversely affect the rights of the remaining Lenders.
     “Restricted Payment” means any (x) dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests issued by the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests issued by the Borrower or any option, warrant or other right to acquire any Equity Interests issued by the Borrower and (y) any loans or advances to any Person other than to a Subsidiary; provided, however, that none of the following dividends, distributions or payments or loans or advances shall constitute a Restricted Payment: (i) any dividend, distribution, payment, loan or advance made by any Subsidiary (either directly or indirectly through another Person) to the Borrower or another Subsidiary, (ii) Tax Distributions by the Borrower, (iii) distributions during any fiscal year to certain of the Borrower’s shareholders from time to time in an amount equal to the aggregate amount of the premiums on the life insurance policies issued to insure the life of Dan L. Duncan and certain of his descendants, but in any event not to exceed, in the aggregate for such fiscal year, $6,000,000, (iv) dividends or distributions to the shareholders of the Borrower but only to the extent that (a) such dividends or distributions are for the purpose of repaying to the Borrower all or a portion of such shareholders’ respective Tax Advances, existing from time to time, or other shareholder advances existing on the Effective Date, and (b) with respect to Tax Advances, such shareholders, immediately after receipt thereof, repay to the Borrower with such dividends or distributions (or the proceeds thereof), all or such portion of such shareholders’ respective Tax Advances, (v) to the extent made at a time other than during the continuance of an Event of Default, loans or advances to any Person other than a Subsidiary, and (vi) payments contemplated by Section 2.2 of the Administrative Services Agreement. For avoidance of doubt, the contribution from time to time of Enterprise GP Holdings Common Units that are not pledged as Collateral to secure the Loans to a long-term incentive plan shall not be considered a Restricted Payment.
     “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 under “Revolving Credit Commitment”, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Lenders’ initial Revolving Credit Commitment is $300,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.
     “Revolving Credit Loans” means Loans made pursuant to Section 2.01(a).
     “Security Instruments” means the agreements or instruments described or referred to in Exhibit G, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) pursuant to Section 5.04 to secure the payment or performance of any such Indebtedness.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of the Borrower (excluding TEPPCO, TEPPCO GP, the General Partner, ETE, ETE GP, ETP, the Partnership, Enterprise GP Holdings and subsidiaries of the Partnership, Enterprise GP Holdings, the General Partner, ETE, ETE GP, ETP, TEPPCO or TEPPCO GP).
     “Supermajority Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 66 2/3% of the sum of the total Credit Exposures and unused Commitments at such time.
     “Swap Agreement” means any interest rate or currency swap, rate cap, rate floor, rate collar, forward rate agreement or other exchange or rate protection agreement or any option with respect to any of the foregoing.

     “Syndication Agent” means Lehman Commercial Paper Inc.
     “Tax Advances” means investments, loans or advances to the shareholders of the Borrower to the extent that any such investments, loans or advances are (A) in substitution for and in lieu of Tax Distributions and (B) in an aggregate amount not to exceed the amount of such Tax Distributions.
     “Tax Distributions” means quarterly dividends or distributions which do not exceed in the aggregate during any fiscal year an amount equal to the aggregate federal, state and local income tax liability (including any applicable minimum taxes) of the Borrower’s or the Parent’s shareholders for such year determined as if allocations from the Borrower were the only items of income, deduction, loss or credit realized by each such shareholder and by assuming that the tax rate applicable to the income (including minimum taxable income) of each shareholder was the maximum applicable tax rate for individuals in effect during such year.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “TEPPCO” means TEPPCO Partners, L.P., a Delaware limited partnership.
     “TEPPCO Common Units” means the common units of limited partner interest in TEPPCO.
     “TEPPCO GP” means Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company.
     “TEPPCO GP Interests” means membership interests in TEPPCO GP.
     “Term Commitment” means, as to each Lender, the commitment of such Lender to make Term Loans in the amount set forth opposite such Lender’s name under “Term Loans” on Schedule 2.01, as the same may be modified from time to time to reflect any increase from time to time pursuant to Section 2.20 and any assignment permitted by Section 9.04.
     “Term Loan A” means a Loan made pursuant to Section 2.01(b) hereof.
     “Term Loan A Commitment” means, as to each Lender, the commitment of such Lender to make a Term Loan A in the amount set forth opposite such Lender’s name under “Term Loan A” on Schedule 2.01, as the same may be modified from time to time to reflect any increase pursuant to Section 2.20 and any assignment permitted by Section 9.04.
     “Term Loan A Commitments” means the aggregate amount of all of the Lenders’ Term Loan A Commitments, totaling, as of the Effective Date, $1,100,000,000.
     “Term Loan A-2” means the term loans made pursuant to Section 2.01(c) hereof.
     “Term Loan A-2 Commitment” means, as to each Term Loan A-2 Lender, the commitment of such Term Loan A-2 Lender to make a Term Loan A-2 in the amount set forth opposite such Term Loan A-2 Lender’s name under “Term Loan A-2 Commitment” on

Schedule 2.01, as the same may be limited by Section 2.01(c) or be modified from time to time to reflect any assignment permitted by Section 9.04.
     “Term Loan A-2 Commitments” means the aggregate amount of all of the Term Loan A-2 Lenders’ Term Loan A-2 Commitments, totaling $175,000,000.
     “Term Loan A-2 Interest Rate” means the LIBO Rate plus 1.75%. In the event that Section 2.14 is applicable, the Term Loan A-2 Interest Rate shall be the Alternate Base Rate plus 0.25%.
     “Term Loan A-2 Lenders” means Citicorp North America, Inc., Lehman Commercial Paper Inc., The Bank of Nova Scotia, SunTrust Bank and Mizuho Corporate Bank, Ltd., and any permitted assignees of Term Loan A-2.
     “Term Loan B” means a Term Loan B obtained by Borrower in accordance with the terms of Section 9.16 of this Agreement.
     “Term Loans” means, collectively, Term Loan A and Term Loan A-2.
     “Termination Date” means the earlier to occur of (i) the Maturity Date or (ii) the date that the Revolving Credit Commitments are terminated pursuant to Section 2.09 or Article VII.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the execution, delivery and performance by the Borrower and each Subsidiary party to a Security Instrument, of each of the Security Instruments to which they respectively are a party.
     “Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).
          Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word

“shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended accordance herewith.
ARTICLE II
The Credits
          Section 2.01 Commitments.
          (a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. All amounts outstanding under the Revolving Credit Loans shall, at the option of the Borrower, be made and maintained as ABR Borrowings or Eurodollar Borrowings, or a combination thereof, bearing interest in accordance with Section 2.13(a) or (b), as applicable. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.
          (b) Term Loan A. Subject to the terms and conditions set forth herein including Section 2.20, each Lender agrees to make and maintain a term loan up to the amount of its Term Loan A Commitment to the Borrower. The initial Term Loan A shall be fully advanced on the Effective Date, and, other than with respect to an increase in the Term Loan A Commitments pursuant to Section 2.20 the Lenders shall have no obligation to make any additional advance under the Term Loan A after such date. Any amount repaid under the Term

Loan A may not be reborrowed. All amounts outstanding under the Term Loan A shall, at the option of the Borrower, be made and maintained as ABR Borrowings or Eurodollar Borrowings, bearing interest in accordance with Section 2.13(a) or (b), as applicable.
          (c) Term Loan A-2. Subject to the terms and conditions set forth herein, each of the Term Loan A-2 Lenders agrees to make a Term Loan A-2 to the Borrower not to exceed its Term Loan A-2 Commitment. Such Term Loan A-2 shall be made by way of a single Borrowing funded pursuant to a Borrowing Request made on or before the Effective Date. Any portion of each Term Loan A-2 Lender’s Term Loan A-2 Commitment not utilized by such Borrowing on such date shall be permanently canceled. All amounts outstanding under Term Loan A-2 shall bear interest in accordance with Section 2.13(c) hereof. Any amount repaid under the Term Loan A-2 may not be reborrowed.
          Section 2.02 Loans and Borrowings.
          (a) Each Loan of any Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or elect to continue any Eurodollar Borrowing, or elect to convert any ABR Borrowing to a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) the Class of such Borrowing;
     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          Section 2.04 Agent Advances. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time, at the request of the Required Lenders and during the continuance of an Event of Default and following the delivery by Administrative Agent of written notice to Borrower, to make Revolving Credit Loans on behalf of the Borrower which the Required Lenders, in their reasonable business judgment, deem necessary or desirable to preserve or protect the collateral or any portion thereof (any of such advances are herein referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Agent Advances shall be secured by the liens in the collateral created under the Security Instruments and shall constitute ABR Borrowings and for all purposes shall be part of the Obligations hereunder.
          Section 2.05 Existing Credit Agreement. In connection with the amendment and restatement of the Existing Credit Agreement pursuant hereto, Borrower, Administrative Agent and Lenders shall as of the Effective Date make adjustments to the outstanding principal amount of the “Loans” under the Existing Credit Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Effective Date or any accrued commitment fees under the Existing Credit Agreement prior to the Effective Date), including the borrowing of additional Loans hereunder and the repayment of “Loans” under the Existing Credit Agreement (as such term is defined therein) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Lender in proportion to, and in any event not in excess of, the amount of its relevant Commitments as of the Effective Date, but in no event shall such adjustment of any Eurodollar Loans entitle any Lender to any reimbursement under Section 2.16 hereof; provided that the foregoing is not intended to relieve Borrower for paying any such costs to lenders under the Existing Credit Agreement to the extent such lenders are not Lenders under this Agreement, and each Lender shall be deemed to have made an assignment of its outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments under the Existing Credit Agreement, and assumed outstanding Loans and commitments of other Lenders under the Existing Credit Agreement as may be necessary to effect the foregoing. In addition, (i) each Letter of Credit outstanding under the Existing Credit Agreement shall be deemed to have been issued under this Agreement without further consideration or any fees under the Existing Credit Agreement; (ii) Borrower, on behalf of itself and each Subsidiary that executes a Security Instrument pursuant to this Agreement, acknowledges and affirms the security interests and Liens granted by it under each of the Security Instruments; (iii) the Existing Credit Agreement and the Commitments thereunder shall terminate and be superseded by this Agreement, and (iv) the Obligations of the Borrower hereunder are in renewal and extension of the obligations and indebtedness of the Borrower under the Existing Credit Agreement.
          Section 2.06 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit under the Revolving Credit Commitment for its own account or for the account of its Parent or any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to the Issuing Bank in advance of the requested date of issuance, amendment, renewal or extension), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the

Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the

Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a

Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative

Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          Section 2.07 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender on or prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          Section 2.08 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or, if no Interest Period is so specified, of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”. If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of such Eurodollar Borrowing. Notwithstanding anything contained in this Agreement to the contrary, each Borrowing under Term Loan A-2 shall be a Eurodollar Borrowing except to the extent Section 2.14 is applicable.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a

Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          Section 2.09 Termination and Reduction of Commitments.
          (a) The Term Commitment of each Lender shall terminate at the close of business on the Effective Date.
          (b) Unless previously terminated, the Revolving Credit Commitments shall terminate on the Maturity Date applicable to the Revolving Credit Loans.
          (c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.
          (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (c) of this Section not later than 11:00 a.m., New York City time on the proposed effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.
          (e) Any termination or reduction of the Revolving Credit Commitments pursuant to this Section 2.09 or Article VII shall be permanent.
          Section 2.10 Repayment of Loans; Evidence of Debt.
          (a) Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of the holders of each of the Revolving Credit Loans the then unpaid principal amount of each Revolving Credit Loan (and all accrued and unpaid interest thereon) on the Maturity Date applicable to the Revolving Credit Loans. If the aggregate unpaid principal balance of the Revolving Credit Loans together with the outstanding Letter of Credit Obligations at any time exceeds the aggregate of all Revolving Credit Commitments (other than pursuant to a reduction of Commitments under Article VII hereof), the Borrower shall immediately prepay the principal of the Revolving Credit Loans in an amount at least equal to such excess.

          (b) Term Loan A. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of the holders of Term Loan A the unpaid principal amount and all accrued and unpaid interest on Term Loan A as follows: (i) Excess Cash Flow Payments shall be made in accordance with Section 2.10(d) below, and (ii) all outstanding principal (and any accrued and unpaid interest) on Term Loan A shall be due and payable on the Maturity Date applicable to Term Loan A.
          (c) Term Loan A-2. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of the Term Loan A-2 Lenders the then unpaid principal amount of the Term Loan A-2 Loans (and all accrued and unpaid interest thereon) on the Maturity Date applicable to the Term Loan A-2 Loans. Notwithstanding the above, in connection with any increase in the Revolving Credit Commitments and/or the Term Loan A Commitments pursuant to Section 2.20, the Borrower shall immediately prepay outstanding principal of the Term Loan A-2 Loans in an amount equal to the full amount of such increase and will contemporaneously with such prepayment of principal pay all accrued unpaid interest on the Term Loan A-2 Loans. Additionally, upon the receipt by the Borrower and/or any Subsidiary of the net cash proceeds from any issuance of any (i) Indebtedness pursuant to Section 6.01(f); (ii) or equity, by the Borrower and/or any such Subsidiary, the Borrower shall prepay the principal of Term Loan A-2 Loans in the full amount of such net cash proceeds (or in the case of any such issuance by a Subsidiary that is not wholly-owned by the Borrower, a percentage of such net cash proceeds equal to Borrower’s direct and indirect ownership percentage in such Subsidiary) and will contemporaneously with such prepayment of principal, pay all accrued unpaid interest on the Term Loan A-2 Loans.
          (d) Excess Cash Flow Payment. In addition to the amounts required under sub-clauses (b) and (c) above, the Borrower shall make, subject to the proviso set forth below in this Section 2.10(d), (i) an annual principal payment on the Term Loans for each fiscal year of the Borrower on the Annual Excess Cash Flow Payment Date for such year in an amount equal to the Excess Cash Flow Payment Amount for such year less any Intermediate Excess Cash Flow Payments paid during such year (to the extent not already deducted in calculating Excess Cash Flow); and (ii) immediately prior to the Borrower or any Subsidiary making a Restricted Payment, a principal payment from time to time on the Term Loans on each Intermediate Excess Cash Flow Payment Date in an amount equal to the Excess Cash Flow Payment Amount for the fiscal quarters of the fiscal year of the Borrower that have expired as of such Intermediate Excess Cash Flow Payment Date less any Intermediate Excess Cash Flow Payments paid during such year (to the extent not already deducted in calculating Excess Cash Flow). Borrower will deliver written notice to the Administrative Agent at least ten (10) Business Days prior to any Intermediate Excess Cash Flow Payment Date. All Excess Cash Flow Payments required under this subclause (d) shall be applied on a pro rata basis to the outstanding principal balance of the Term Loans, each such application to be applied pro rata to each remaining principal installment. Notwithstanding the foregoing, any Term Loan A-2 Lender may, at its sole option, irrevocably decline receipt of its Term Loan A-2 share of any Excess Cash Flow Payment, and if such Term Loan A-2 Lender so declines, such share shall be applied as an additional prepayment of Term Loan A pro rata to each remaining principal installment; provided that if there are no amounts outstanding under Term Loan A at the time any such Term Loan A-2 Lender so declines such payment, then Borrower shall have no obligation to make any payment with respect to the portion of such Excess Cash Flow Payment that would have been paid to such declining Term

Loan A-2 Lender. Any Term Loan A-2 Lender that wishes to decline receipt of its Term Loan A-2 share pursuant to this Section 2.10(d), shall notify the Administrative Agent and the Borrower of its election to decline its Term Loan A-2 share (i) with respect to Annual Excess Cash Flow Payments, prior to 10:00 a.m. (New York City time) five (5) Business Days prior to the Annual Excess Cash Flow Payment Date; and (ii) with respect to Intermediate Excess Cash Flow Payments, within five (5) Business Days following Borrower’s notice that an Intermediate Excess Cash Flow Payment is to be made. Any Term Loan A-2 Lender that has not provided notice pursuant to the preceding sentence shall be deemed to have accepted such Excess Cash Flow Payment.
          (e) Reserved.
          (f) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (g) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (h) The entries made in the accounts maintained pursuant to paragraph (f) or (g) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (i) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes in the amount of such Lender’s Revolving Credit Commitment, Term Loan A Commitment or Term Loan A-2 Commitment, as applicable, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit F-1 or F-2, as appropriate. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory notes are registered notes, to such payee and its registered assigns).
          Section 2.11 Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay the Revolving Loans, the Term Loan A, the Term Loan A-2 and the Term Loan B in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

          (b) Each prepayment pursuant to Section 2.11(a) shall be applied to reduce the Loan designated by Borrower or if no designation is made pro rata as to all Loans. Each prepayment of any Term Loan or the Term Loan B shall be applied pro rata to reduce the remaining scheduled principal installments of such Term Loan (pro rata among the Lenders holding such Term Loan) pursuant to Section 2.10(b), (c) or (d), as applicable, in direct order of maturity for the twelve (12) months immediately following such prepayment and thereafter ratably to reduce future scheduled installments and/or against the Excess Cash Flow Payment and/or Additional Quarterly Payments next due on the Loans as the Borrower may elect. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          (c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (or not later than 11:00 a.m., New York City time on the date of termination if all of the Commitments are being terminated),, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Borrowing, or $3,000,000 in the case of a Eurodollar Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          (d) All prepayments shall be payable without premium or penalty, except for compensation required by Section 2.16 and/or any other provision of this Agreement.
          Section 2.12 Fees.
          (a) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the daily average unused amount of the total Revolving Credit Commitments (calculated as the total Revolving Credit Commitments less outstanding Revolving Credit Loans less LC Exposure), of such Lender for the period from and including the Effective Date up to, but excluding, the Termination Date at the Applicable Rate for commitment fees. Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the total Revolving Credit Commitments are terminated or the Termination Date. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/8% per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          Section 2.13 Interest.
          (a) The Loans (other than Term Loan A-2 Loans) comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (which is the “ABR Spread” applicable in accordance with the definition of Applicable Rate herein).
          (b) The Loans (other than Term Loan A-2 Loans) comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (which is the “Eurodollar Spread” applicable in accordance with the definition of Applicable Rate herein).
          (c) All amounts outstanding under Term Loan A-2 shall bear interest at the Term Loan A-2 Interest Rate.
          (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to

ABR Loans as provided in paragraph (a) of this Section (such applicable rate being herein referred to as the “Default Rate”).
          (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (g) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
          Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          Section 2.15 Illegality; Increased Costs.
          (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.11 or Section 2.16) in full the then outstanding principal amount of such Eurodollar Loans, together with the accrued interest thereon.
          (b) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(g)) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (c) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (d) A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or the Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
          (e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof to the extent that such period of retroactive effect is not already included in such 90-day period.
          Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default, but excluding any mandatory prepayment made as required by Section 2.10(c) or (d)), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the

Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
          Section 2.17 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at such reduced rate.
          (f) Should any Lender, the Administrative Agent or the Issuing Bank during the term of this Agreement receive any refund, credit or deduction from any taxing authority to which such Lender, the Administrative Agent or the Issuing Bank would not be entitled but for the payment by the Borrower of Taxes (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender, Administrative Agent or the Issuing Bank in its sole discretion), such Lender, the Administrative Agent or the Issuing Bank, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, and determined by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, to be attributable to such refund, credit or deduction.
          (g) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Section 2.17(a) or Section 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.
          Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments with respect to the Loans shall be made to the Administrative Agent at its offices at Citicorp North America, 399 Park Avenue, New York, New York 10043, Attention: EPCO Holdings Account Officer, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder and toward the payment of the Borrower’s obligations under any Swap Agreements, if any, owing to the Lenders or their Affiliates (and to any Person who was a Lender or an Affiliate of a Lender at the time such Swap Agreements were entered into), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements and obligations under Swap Agreements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c),

then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          Section 2.19 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13(g) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(g), Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.
          (b) If any Lender requests compensation under Section 2.13(g) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.

          Section 2.20 Increase of Revolving Credit Commitments and/or Term Loan A Commitments.
          (a) If, prior to and after giving effect to any increase in the Revolving Credit Commitments and/or the Term Loan A Commitments pursuant to this Section 2.20, no Default, Event of Default or Material Adverse Effect shall have occurred and be continuing, Borrower may at any time and from time to time, request an increase of the aggregate Revolving Credit Commitments and/or the Term Loan A Commitments by notice to the Administrative Agent in writing of the amount of such proposed increase (such notice, a “Commitment Increase Notice”); provided, however, that (i) each such increase shall be at least $10,000,000, (ii) the aggregate cumulative increase in Revolving Credit Commitments and Term Loan A Commitments pursuant to this Section 2.20 taken together shall not exceed $300,000,000, (iii) the sum of the Commitments of all Lenders under this Agreement plus the principal amount of any Term Loan B made pursuant to Section 9.16 shall not exceed $1,700,000,000 and (iv) neither the Revolving Credit Commitment nor the Term Loan A Commitment of any Lender may be increased without such Lender’s consent, and (v) Borrower shall, contemporaneously with any increase of the Revolving Credit Commitments and/or the Term Loan A Commitments pursuant to this Section 2.20, make a prepayment of outstanding principal of the Term Loan A-2 in an amount equal to the lesser of (x) the full aggregate amount of such increase or increases in the Revolving Credit Commitments and/or Term Loan A Commitments and (xx) the outstanding principal amount of the Term Loan A-2, and will pay all accrued unpaid interest on the Term Loan A-2 contemporaneously with such principal payment. If the conditions in clauses (i) through (iv) above have been satisfied, the Borrower may, in its sole discretion, but with the consent of the Administrative Agent as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld or delayed), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of the increased Revolving Credit Commitments and/or Term Loan A Commitments pursuant to paragraph (c) below by notifying the Administrative Agent. Promptly and in any event within five (5) Business Days after receipt of notice from the Borrower of its desire to offer increased Revolving Credit Commitments and/or Term Loan A Commitments to certain existing Lenders, to the additional banks or to financial institutions identified therein or such additional banks or financial institutions identified by the Administrative Agent and approved by the Borrower, the Administrative Agent shall notify such proposed lenders of the opportunity to participate in all or a portion of such unsubscribed portion of the increased Revolving Credit Commitments and/or Term Loan A Commitments.
          (b) Any Lender that accepts an offer to it by the Borrower to increase its Revolving Credit Commitment and/or Term Loan A Commitment pursuant to this Section 2.20 shall, in each case, execute an agreement (a “Commitment Increase Agreement”), in substantially the form attached hereto as Exhibit H, with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment and/or Term Loan A Commitment as so increased, and the definition of Revolving Credit Commitment and/or Term Loan A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed to be amended to reflect such increase. Any Lender that fails to timely execute and deliver a Commitment Increase Agreement as reasonably requested by the Administrative Agent shall be deemed to have rejected Borrower’ offer to increase its Revolving Credit Commitment and/or Term Loan A

Commitment. Any additional bank or financial institution that the Borrower selects to offer participation in the increased Revolving Credit Commitments and/or Term Loan A Commitments shall execute and deliver to the Administrative Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit I, setting forth its Revolving Credit Commitment and/or Term Loan A Commitment, and upon the effectiveness of such New Lender Agreement such bank or financial institution (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and the signature pages hereof shall be deemed to be amended to add the name of such New Lender and the definition of Revolving Credit Commitment and/or Term Loan A Commitment in Section 1.01 and Schedule 2.01 hereof shall be deemed amended to increase the aggregate Revolving Credit Commitments and/or Term Loan A Commitments of the Lenders by the Revolving Credit Commitment and/or Term Loan A Commitment of such New Lender, provided that the Revolving Credit Commitment and/or Term Loan A Commitment of any New Lender shall be an amount not less than $5,000,000. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Administrative Agent at the same time as that of all other New Lenders.
          (c) The effectiveness of any New Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Agent of such corporate resolutions of the Borrower and legal opinions of counsel to the Borrower as the Administrative Agent shall reasonably request with respect thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Once a New Lender Agreement or Commitment Increase Agreement becomes effective, the Administrative Agent shall reflect the increases in the Commitments effected by such agreements by appropriate entries in the Register.
          (d) If any bank or financial institution becomes a New Lender pursuant to Section 2.20(b) or any Lender’s Revolving Credit Commitment or Term Loan A Commitment is increased pursuant to Section 2.20(b), additional Revolving Credit Loans and Term Loan A Loans made on or after the effectiveness thereof (the “Re-Allocation Date”) shall be made pro rata based on their respective Revolving Credit Commitments or Term Loan A Commitments, as applicable, in effect on or after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Revolving Credit Commitment or Term Loan A Commitments, as applicable, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Revolving Credit Commitments or Term Loan A Commitments, as applicable, to the extent of, and pro rata based on, their respective Revolving Credit Commitments or Term Loan A Commitments, as applicable), and continuations of Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Loans on the last day of the Interest Period applicable thereto or, in the case of ABR Loan(s), on the date of such increase, and the making of new Loans of the same Type pro rata based on the respective Revolving Credit Commitments or Term Loan A Commitments, as applicable; provided, however, for purposes of Section 4.02, the making of such new loans shall be deemed continuations of Borrowings.
          (e) If on any Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
          Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.
          Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) filings and recordings required to perfect the Liens created under the Security Instruments, (b) will not violate any law or regulation applicable to the Borrower or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.
          Section 3.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2006. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) No Material Adverse Change exists.
          Section 3.05 Reserved.
          Section 3.06 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, to the best of Borrower’s knowledge, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected, to the best of Borrower’s knowledge, to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) To the best of Borrower’s knowledge, since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
          Section 3.07 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          Section 3.08 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under, the Public Utility Holding Company Act of 2005.
          Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect.

          Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, to the best of Borrower’s knowledge, reasonably be expected to result in a Material Adverse Effect.
          Section 3.11 Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          Section 3.12 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those listed on Schedule 3.12 hereto. As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of Borrower’s ownership of the outstanding Equity Interest of each Subsidiary directly owned by Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interest of each other Subsidiary. As of the Effective Date, Schedule 3.12 hereto lists the correct ownership of TEPPCO, TEPPCO GP, the Partnership and the General Partner.
          Section 3.13 Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.
          Section 3.14 Not a “Reportable Transaction”. The Borrower does not intend to treat the Borrowings and related Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Borrower shall cooperate in good faith with the Administrative Agent and such Lender or Lenders, as applicable, in connection with any action such parties reasonably determine is necessary to comply with such Treasury Regulations.
          Section 3.15 Priority; Security Matters. The Security Instruments create valid security interests in the Collateral in favor of the Administrative Agent for the benefit of the Lenders (and any Affiliates of a Lender counterparty to any Swap Agreement related to the Obligations) securing the Obligations and constitute perfected first priority security interests in such Collateral subject to no Liens other than those permitted by subclauses (b), (c), (g), (i) and

(l) of the definition of Permitted Liens, except to the extent such security interests are not perfected or do not have first priority status solely as a result of any action or inaction by the Administrative Agent or any Lender occurring after the execution and delivery of the Loan Documents.
          Section 3.16 Foreign Assets Control Regulation. Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
ARTICLE IV
Conditions
          Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied.
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Richard H. Bachmann, Executive Vice President and Chief Legal Officer of the Borrower, and Bracewell & Giuliani LLP, substantially in form and substance satisfactory to the Administrative Agent.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries party to any Loan Document, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries party to any Loan Document, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
          (d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(i), each duly completed and executed by the Borrower.
          (e) The Administrative Agent shall have received each of the Security Instruments, including those described on Exhibit G, duly completed and executed in sufficient number of counterparts for recording, if necessary.
          (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (h) The Administrative Agent shall have received satisfactory evidence that the “Loans” (as that term is defined in the Existing Credit Agreement) under the Existing Credit Agreement have been irrevocably refinanced by the Loans.
          (i) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not, to the best of Borrower’s knowledge, have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.
          (j) The Administrative Agent shall have received all financing statements required to perfect the Liens granted by the Security Instruments, in each case duly executed by the applicable party, and appropriate Uniform Commercial Code search reports reflecting no prior Liens, except for Permitted Liens.
          (k) No event shall have occurred with respect to the Borrower and its Subsidiaries, taken as a whole, which has had, or could, to the best of Borrower’s knowledge, reasonably be expected to have, a Material Adverse Effect.
          (l) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2006, and (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) immediately above as to which such financial statements are available.
          (m) No Default or Event of Default has occurred and is continuing.
     The date on which all of the foregoing conditions have been satisfied (or waived pursuant to Section 9.02) shall be the “Effective Date.” The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder and the changes effected by this Agreement and the documents delivered in connection herewith shall not become effective until the Effective Date, and if the Effective Date has not occurred at or prior to 3:00 p.m., New York City time, on September 7, 2007, the Commitments shall automatically terminate and the Lenders shall have no further obligations to make Loans and the Issuing Bank shall have no further obligations to issue Letters of Credit.
          Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date).
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
     Each Borrowing (exclusive of continuations and conversations of a Borrowing) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          Section 5.01 Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:
          (a) Promptly after becoming available and in any event within 120 days after close of each fiscal year of the Borrower (i) the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flows of the Borrower and its consolidated subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;
          (b) Promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flows of the Borrower and its consolidated subsidiaries for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer of the Borrower to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustments; and
          (c) Within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower (or 120 days, in the case of the last fiscal quarter of a fiscal year), a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit D (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.
          (d) Within 10 days after the closing of the IPO, a certificate signed by the President, an Executive Vice President or a Financial Officer of the Borrower, certifying (i) the number of Enterprise GP Holdings Common Units, (ii) the number of Base Enterprise GP Holdings Common Units, and (iii) the number of Excluded Units acquired by the Borrower and its Subsidiaries in connection with the IPO.
          Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Event of Default; and
          (b) any other development that results in, or could, to the best of Borrower’s knowledge, reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.
          Section 5.04 Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of any promissory note created and issued pursuant to Section 2.10(i) and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Administrative Agent upon reasonable request all such other documents, agreements and instruments necessary to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for all indebtedness, obligations and liabilities of the Borrower to the Agent and/or the Lenders under any of the Loan Documents, or to correct any unintended omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary in connection therewith.
          Section 5.05 Maintenance of Properties; Insurance.
          (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition,

ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could, to the best of Borrower’s knowledge, not reasonably be expected to result in a Material Adverse Effect.
          Section 5.08 Use of Proceeds and Letters of Credit.
          (a) The proceeds of the Loans will be used only (A) with respect to the initial Borrowings, to (i) fully refinance the Existing Credit Agreement; and (ii) to pay the fees, expenses and other transaction costs of the Transactions contemplated hereby; and (B) with respect to subsequent Borrowings under the Revolving Credit Loans (i) to fund acquisitions permitted hereunder and engage in other transactions permitted hereby, (ii) in connection with the issuances of Letters of Credit as set forth herein, and (iii) for other general corporate, partnership and limited liability company purposes.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Borrower and its Affiliates relating to their respective lines of business.
          Section 5.09 Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that any failure of the following does not, to the best of Borrower’s knowledge, have a Material Adverse Effect: (i) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is

released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
          Section 5.10 ERISA Information. The Borrower will furnish to the Administrative Agent:
          (a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur Withdrawal Liability in excess of $5,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and
          (b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.
          Section 5.11 Taxes. Pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if, to the best of Borrower’s knowledge, no Material Adverse Effect shall be occasioned by all such failures in the aggregate.
          Section 5.12 Reserved.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          Section 6.01 Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness incurred under this Agreement;
          (b) intercompany Indebtedness;

          (c) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
          (d) existing indebtedness shown on Schedule 6.01 attached hereto;
          (e) Indebtedness to EPCO, Inc. in connection with advances or loans made by EPCO, Inc. to the Borrower; provided that such Indebtedness shall not exceed amounts paid by Affiliates of EPCO, Inc. to EPCO, Inc. in connection with the payment or proposed payment of certain insurance premiums by EPCO, Inc. on behalf of such Affiliates; and
          (f) Indebtedness incurred in the form of (i) a Term Loan B entered into in accordance with Section 9.16 of this Agreement, and/or (ii) other unsecured indebtedness with a maturity no earlier than six (6) months following the Maturity Date applicable to the Revolving Credit Loans and Term Loan A; provided that the then unpaid principal amount of the Term Loan A-2 Loans, and all accrued and unpaid interest thereon, are repaid by the full amount of net cash proceeds received from such Term Loan B or such other unsecured indebtedness and provided further that the aggregate amount of such Term Loan B and other unsecured indebtedness shall not exceed the amount necessary to fully refinance the Term Loan A-2 Loans;
     provided, however, that no Borrower or Subsidiary shall create, incur or assume any Indebtedness pursuant to any provision of this Section 6.01 if an Event of Default shall have occurred and be continuing or would result from such creation, incurrence or assumption.
          Section 6.02 Liens.
          (a) The Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien and Liens to secure Indebtedness permitted under Section 6.01(c), on any Principal Property or upon any Equity Interest of any Subsidiary owning or leasing any Principal Property, now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower, the Partnership or any other Person (other than the Indebtedness under this Agreement), without in any such case making effective provision whereby any and all Indebtedness under this Agreement then outstanding will be secured by a Lien equally and ratably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien on any of the Collateral other than (i) to secure (x) the Obligations incurred under this Agreement, and (y) obligations under any Swap Agreements by and between the Borrower or one of its Subsidiaries and any Person that is a Lender at the time of the execution of such agreement or arrangement or any Affiliate of such Person; and (ii) those described in Section 3.15.
          Section 6.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity and (ii) Borrower may sell or otherwise dispose of all or any portion of the Equity Interests of any of its Subsidiaries except to the extent such Equity Interests constitute collateral securing the Obligations.
          Section 6.04 Reserved.
          Section 6.05 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom and no Default of the nature described in ARTICLE VII(a), (b), or (h) through (k) has occurred and is continuing or would result therefrom, the Borrower may declare and make, and agree to pay and make, Restricted Payments that do not exceed the Excess Distributable Amount at the time such Restricted Payments are made.
          Section 6.06 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries, the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto or restrictions or conditions existing on the date hereof and identified on Schedule 6.06 (or any other restriction or condition substantially the same as those listed on Schedule 6.06), which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower, the General Partner, the Partnership, TEPPCO, TEPPCO GP, EOLP or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower, the General Partner, the Partnership, TEPPCO, TEPPCO GP, EOLP or any Subsidiary, in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6.06, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any subsidiary of the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP at the time such subsidiary was merged or consolidated with or into, or acquired by, the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP or a subsidiary of any of them or became a subsidiary of the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors, or equivalent, of the Borrower, the relevant Subsidiary, the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP, (v) constituting customary provisions restricting subletting or assignment of any leases of the General Partner, the Partnership, TEPPCO, TEPPCO GP, EOLP or any subsidiary of any of them or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a subsidiary of the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interest of or assets of such subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a subsidiary of the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP and the General Partner, the Partnership, TEPPCO, TEPPCO GP or EOLP or another subsidiary of any of them, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, or (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property.
          Section 6.07 Financial Condition Covenant. The Borrower shall not permit its Leverage Ratio in each case for the four full quarters most recently ended to exceed 5.50 to 1.00 beginning with the fiscal quarter ended as of September 30, 2007 and each fiscal quarter ended thereafter; provided, except as set forth below, following a Specified Acquisition that occurs during such period, such ratio shall not exceed 6.00 to 1.00 as of the last day of (i) the fiscal quarter in which such Specified Acquisition occurred (any quarter during which a Specified Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”), and (ii) the fiscal quarter following the Acquisition Quarter.
          As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $50,000,000; provided, in the event the Leverage Ratio exceeds the required Leverage Ratio at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, that Borrower shall be entitled to elect only one Specified Acquisition during each four quarter period ending September 30. Additionally, for purposes of this Section 6.07, if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.

ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise. Notwithstanding anything in the preceding sentence to the contrary, no Default or Event of Default will be deemed to have occurred as a result of nonpayment of any mandatory Excess Cash Flow Payment if (i) such nonpayment is a result of a good faith error in computation of the amount due, (ii) the principal amount not paid when due does not exceed 10% of the principal amount that was paid when due, and (iii) the unpaid amount is paid within 30 days of discovery of such error with interest thereon from the date of such non-payment at the ABR plus the Applicable Rate plus 2.00% per annum;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with this Agreement or any amendment or modification hereof or thereof or waiver hereunder, or in any Security Instrument, report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08 or in Article VI;
          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) the Borrower, the General Partner, the Partnership, EOLP, Enterprise GP Holdings or any Material Subsidiary (other than TEPPCO and TEPPCO GP) shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and to the extent of any applicable grace period only, such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
          (g) the Borrower, the General Partner, the Partnership, EOLP, Enterprise GP Holdings or any Material Subsidiary (other than TEPPCO and TEPPCO GP) shall default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in subsection (f) of this Article VII) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed, or any Person referenced below shall otherwise become subject to a proceeding or petition seeking (i) liquidation, reorganization or other relief in respect of the Borrower, the General Partner, the Partnership, EOLP, TEPPCO, TEPPCO GP, Enterprise GP Holdings or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the General Partner, the Partnership, EOLP, TEPPCO, TEPPCO GP, Enterprise GP Holdings or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower, the General Partner, the Partnership, EOLP, TEPPCO, TEPPCO GP, Enterprise GP Holdings or any Material Subsidiary shall (i) voluntarily commence any proceeding, file any petition, or otherwise subject itself to any proceeding, seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, the General Partner, the Partnership, EOLP, TEPPCO, TEPPCO GP, Enterprise GP Holdings or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower, the General Partner, the Partnership, EOLP, TEPPCO, TEPPCO GP, Enterprise GP Holdings or any Material Subsidiary shall become unable, admits in writing its inability or fails generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $50,000,000 shall be rendered against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $10,000,000 for all periods;
          (m) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected first priority Lien on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing;
          (n) a Change in Control shall occur;
          (o) any event has occurred which permits acceleration under the Enterprise GP Holdings Loan, or otherwise requires repayment of such loan as a result of a default thereunder, or any such event has occurred with respect to any refinancing of the Enterprise GP Holdings Loan;
          (p) this Agreement or any other Loan Document ceases to be valid and binding on the Borrower or any of its Subsidiaries party thereto in any material respect or is declared, by a court of competent jurisdiction, null and void in any material respect, or the validity or enforceability thereof is contested by Borrower or any Subsidiary or Borrower or any Subsidiary denies it has any or further liability under this Agreement or under the other Loan Documents to which it is a party or there shall occur a “Default” or “Event of Default” as defined in any Loan Document;
     then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon the Revolving Credit Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Revolving Credit Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The entity serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it was not the Administrative Agent, and such entity and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it was not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the entity serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     Neither of the Co-Arrangers and Joint Bookrunners nor the Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, neither of the Co-Arrangers and Joint Bookrunners nor the Syndication Agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to each of the Co-Arrangers and Joint Bookrunners and the Syndication Agents as it makes with respect to the Administrative Agent in the immediately preceding paragraph of this Article VIII.
ARTICLE IX
Miscellaneous
          Section 9.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:
     (i) if to the Borrower, to it at 1100 Louisiana Building, Suite 1000, Houston, Texas 77002, Attention of Treasurer (for delivery) (Telecopy No. 713/381-8200);
     (ii) if to the Administrative Agent, to it at Citicorp North America, 2 Penns Way, Suite 200, New Castle, Delaware 19720, Attention: EPCO Holdings Account Officer (Telecopy No. (212) 994-0961), with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002, Attention of EPCO Holdings Account Officer (Telecopy No. (713) 481-0247); and
     (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Any party hereto may change its address, telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (c) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder other than the requirements set forth in Sections 3.04(a), 4.01(i) and 5.01 (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com and lpgloans@lehman.com. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each of the Issuing Bank and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Issuing Bank or Lender, as the case may be, for purposes of the Loan Documents. Each of the Issuing Bank and the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give or receive any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          Section 9.02 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender or increase the total Commitments without the consent of all Lenders, (ii) reduce the principal amount of any Loan (including without limitation any prepayment of the Term Loan required pursuant to Section 2.10(b) or (c)) or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan (including without limitation any required prepayment of the Term Loan) or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) release any party from its obligations under the Security Instruments or release all or substantially all of the Collateral except as otherwise provided herein or in the Security Instruments, without the prior written consent of all Lenders, (v) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, or any other section of this Agreement that requires pro rata treatment of the Lenders, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.
          Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Andrews Kurth LLP as counsel for the Administrative Agent, in connection with the syndication (prior to the date hereof) of the credit facilities provided for herein, the negotiation, preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent, the Issuing Bank or any

Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a third party or by the Borrower or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Administrative Agent, Lenders, Issuing Bank and/or their respective Related Parties.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
          Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender (and with respect to Term Loan A and Term Loan A-2, except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), each of the Borrower (except during the continuance of an Event of Default in which case Borrower’s consent shall not be required) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender (and with respect to Term Loan A and Term Loan A-2, except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), or except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loan A-2, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall result in each of the assignor and the assignee retaining a Commitment, for each Class of Commitments assigned, of not less than $5,000,000 (or in the case of Term Loan A-2 , $1,000,000) and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that the foregoing shall not prohibit non-pro rata assignments with respect to the amounts of each Class of Loan being assigned by a Lender, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a Foreign Lender shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such Foreign Lender for which the Borrower would be or become responsible under Section 2.17; and

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall, with respect to the interest assigned, be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York (the address of which shall be made available to any party to this Agreement upon request) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of the Borrower, or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to (i) a Federal Reserve Bank; or (ii) any holder of, trustee for, or any other representative of holders of obligations and/or securities issued by, a Fund, as security for such obligations or securities, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to accelerate under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 9.12 Confidentiality. The Administrative Agent, the Issuing Bank, the Syndication Agent, the Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Syndication Agent, the Documentation Agents, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower and its Related Parties. Notwithstanding anything herein to the contrary, Information shall not include, and the Administrative Agent, the Issuing Bank, the Syndication Agent, the Documentation Agents and each Lender may disclose without limitation of any kind, any Information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Person relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains Information concerning the tax treatment or tax structure of the Transactions as well as other Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and Transactions contemplated hereby. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 9.13 Interest Rate Limitation. Notwithstanding anything herein or in any other Loan Document to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          Section 9.14 Separateness. The Lenders acknowledge (i) the separateness as of the date hereof of the Borrower, TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings, EOLP, the General Partner and the Partnership from each other and from other Persons, (ii) that the lenders and noteholders under credit agreements with the Borrower, TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings, EOLP, the General Partner and the Partnership have likely advanced funds thereunder in reliance upon the separateness of the Borrower, TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings, EOLP, the General Partner and the Partnership from each other and from other Persons, (iii) that each of the Borrower, TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings, EOLP, the General Partner and the Partnership have assets and liabilities that are separate from those of each other and from those of other Persons, (iv) that the Loans and other obligations owing under the Loan Documents have not been guaranteed by TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings, EOLP, the Partnership or any of their respective subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Loan Documents or obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets, and any property pledged as collateral with respect to the Loan Documents, for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any obligations owing to the Lenders under the Loan Documents and that none of the General Partner, the Partnership, TEPPCO, TEPPCO GP, ETE, ETE GP, ETP, Enterprise GP Holdings or EOLP or any of their respective subsidiaries is personally liable to the Lenders for any amounts payable or any liability under the Loan Documents.
          Section 9.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.
          Section 9.16 Term Loan B. The Parties hereto hereby agree and acknowledge that the Borrower shall have the right to refinance all or a portion of Term Loan A-2 with the proceeds of a Term Loan B obtained from a group of institutional investors and/or other lenders (the “Term Loan B Lenders”) acceptable to Borrower and approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that the Borrower elects to enter into a Term Loan B in accordance with this provision, then Term Loan B shall be considered to be a Loan outstanding under this Agreement that has, to the extent of such Term Loan B, refinanced and taken the place of Term Loan A-2 hereunder, provided that (i) the Maturity Date applicable to such Term Loan B shall be at least six (6) months after the Maturity Date applicable to the Revolving Credit Loans under this Agreement, (ii) the interest rate and amortization applicable to such Term Loan B shall be upon terms satisfactory to Borrower and the Term Loan B Lenders in their sole and absolute discretion; provided that such Term Loan B shall not be amortized in a manner which could reasonably be expected to have a Material Adverse Effect on the Lenders with Revolving Credit Commitments and Term Loan A Commitments, (iii) the amount of such Term Loan B shall not exceed the outstanding principal of (and all accrued and unpaid interest on) Term Loan A-2 at the time such Term Loan B is entered into, and in no event shall the sum of the Commitments of all Lenders under this Agreement plus the principal amount of such Term Loan B exceed $1,700,000,000 (iv) such Term Loan B shall be secured by the Collateral on a pari passu basis with the Revolving Credit Loans and the Term Loan A Loans in the same manner as Term Loan A-2 immediately prior to entering into such Term Loan B and shall be entitled to pro rata payment in the same manner as Term Loan A-2 immediately prior to entering into such Term Loan B, (v) Lehman Commercial Paper, Inc. or its Affiliate shall act as Administrative Agent with respect to the Term Loan B, (vi) except as otherwise set forth herein, such Term Loan B shall otherwise be entitled to the benefits under this Agreement, and shall be upon the same terms and conditions, as Term Loan A-2 under this Agreement as such exist immediately prior to Borrower entering into such Term Loan B, and (vii) the Borrower and the Administrative Agent shall be entitled, without the further consent of the Lenders (notwithstanding any other provision of this

Agreement to the contrary, including, without limitation, Section 9.02(b)), to amend this Agreement and any other Loan Documents as reasonably necessary to reflect the terms of such Term Loan B and the full or partial refinancing of Term Loan A-2 including, without limitation, to reflect that the Term Loan B Lenders shall be considered “Lenders” for all purposes under this Agreement.
          Section 9.17 Release of TEPPCO Common Units. All or a portion of the collateral comprised of the TEPPCO Common Units pledged by DFI GP Holdings, L.P. will be released if the Supermajority Lenders consent to such release in their sole discretion.
[END OF TEXT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EPCO HOLDINGS, INC.,
a Delaware corporation

By: /s/ W. Randall Fowler
Name: W. Randall Fowler
Title: Senior Vice President and Treasurer
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

CITICORP NORTH AMERICA, INC.,
As Administrative Agent and individually as a Lender

By: /s/ Todd Mogil
Name: Todd Mogil
Title: Vice President

LEHMAN COMMERCIAL PAPER INC.,
individually as a Lender

By: /s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

CITBANK, N.A. as Issuing Bank

By: /s/ Todd J. Mogil
Name: Todd J. Mogil
Title: Attorney-in-fact

BANK OF NOVA SCOTIA

By: /s/ A. Ostrov
Name: A. Ostrov
Title: Director

MIZUHO CORPORATE BANK, LTD.

By: /s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

SUNTRUST BANK

By: /s/ John Fields
Name: John Fields
Title: Managing Director
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

NATAXIS

By: /s/ Daniel Payer
Name: Daniel Payer
Title: Director

By: /s/ Louis P. Laville, III
Name: Louis P. Laville
Title: Managing Director

BNP PARIBAS

By: /s/ Larry Robinson
Name: Larry Robinson
Title: Director

By: /s/ Greg Smothers
Name: Greg Smothers
Title: Vice President

JPMORGAN CHASE BANK, N.A.

By: /s/ Dianne L. Russell
Name: Dianne L. Russell
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ William M. Ginn
Name: William M. Ginn
Title: General Manager

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ /s/ David Slye
Name: David Slye
Title: Vice President
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

BANK OF AMERICA, N.A.

By: /s/ /s/ Gabe Gomez
Name: Gabe Gomez
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Shannan Townsend
Name: Shannan Townsend
Title: Director

COMPASS BANK

By: /s/ Kathleen J. Bowen
Name: Kathleen J. Bowen
Title: Senior Vice President

ING CAPITAL LLC

By: /s/ Richard Ennis
Name: Richard Ennis
Title: Managing Director

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By: /s/ Yoram Dankner
Name: Yoram Dankner
Title: Managing Director

By: /s/ Richard Cordover
Name: Richard Cordover
Title: Director

THE BANK OF TOKYO MISUIBISHI UFI, LTD.

By: /s/ Kelton G. Glasscock
Name: Kelton G. Glasscock
Title: Vice President and Manager
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

MORGAN STANLEY BANK

By: /s/ Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory

SOCIETE GENERALE

By: /s/ Chrisian Nelly
Name: Christian Nelly
Title: Vice President

RAYMOND JAMES BANK, FSB

By: /s/ Steven F. Paley
Name: Steven F. Paley
Title: Vice President

DNB NOR BANK ASA

By: /s/ Barbara Gronquist
Name: Barbara Gronquist
Title: Senior Vice President

By: /s/ Kevin O’Hara
Name: Kevin O’Hara
Title: Vice President

UBS LOAN FINANCE LLC

By: /s/ Richard L. Tavrow
Name: Richard L. Tavrow

By: /s/ David B. Julie
Name: David B. Julie
Title: Associate Director

GUARANTY BANK

By: /s/ Jim R. Hamilton
Name: Jim R. Hamilton
Title: Senior Vice President
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

ROYAL BANK OF CANADA

By: /s/ David A. McCluskey
Name: David A. McCluskey
Title: Authorized Signatory

WELLS FARGO BANK, N.A.

By: /s/ Charles W. Randall
Name: Charles W. Randall
Title: Vice President

AMEGY BANK NATIONAL ASSOCIATION

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Senior Vice President
[Signature Page to EPCO Holdings, Inc. Credit Agreement]

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Second Amended and Restated Credit Agreement dated as of ___, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among EPCO HOLDINGS, INC., the LENDERS party thereto, and CITICORP NORTH AMERICA, INC., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
     Date of Assignment:
     Legal Name of Assignor:
     Legal Name of Assignee:
     Assignee’s Address for Notices:
     Effective Date of Assignment (“Assignment Date”):

Exhibit A — Page 1

Percentage Assigned of
Facility/Commitment
(set forth, to at
least 8 decimals, as a
percentage of the
Facility and the
aggregate Commitments
of all Lenders
Facility	Principal Amount Assigned	thereunder)
Commitment Assigned:	$	%
Loans:
The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor

By:

Name:

Title:

[Name of Assignee] , as Assignee

By:

Name:

Title:

The undersigned hereby consent to the within assignment:

Exhibit A — Page 2

EPCO Holdings, Inc.

By:

Name:

Title:

Citicorp North America, Inc., as Administrative Agent

By:

Name:

Title:

Exhibit A — Page 3

EXHIBIT B
FORM OF BORROWING REQUEST
Citicorp North America
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attention: EPCO Holdings Account Officer
Ladies and Gentlemen:
     This Borrowing Request is delivered to you by EPCO Holdings, Inc. (the “Borrower”), a Delaware corporation, under Section 2.03 of the Second Amended and Restated Credit Agreement dated as of                     , 2007 (as amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citicorp North America, Inc., as Administrative Agent.
     1. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $                     (the “Loan” or the “Loans).1
     2. The Borrower hereby requests that the Loan or Loans be made on                     , 200___.
     3. The Borrower hereby requests that the Loan or Loans bear interest at the following interest rate, plus the Applicable Rate, as set forth below:

Last day of
	Principal Component		Interest Period (if	Interest Period (if
Type of Loan	of Loan	Interest Rate	applicable)	applicable)

     4. The Borrower hereby requests that the funds from the Loan or Loans be disbursed to the following bank account:                                         .
     5. After giving effect to the requested Loan, the sum of the Credit Exposures does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[1]	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

Exhibit B —- Page 1

     6. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.
     7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this                      day of                                         ,                     .

EPCO HOLDINGS, INC.,
a Delaware corporation

By:

Name:

Title:

Exhibit B — Page 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST
Citicorp North America, Inc.,
  as Administrative Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attn: EPCO Holdings, Inc. Account Officer
Ladies and Gentlemen:
          This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.08 of the Second Amended and Restated Credit Agreement dated as of ___, 2007 (as further restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among EPCO Holdings, Inc., a Delaware corporation (the “Company”), the Lenders party thereto (the “Lenders”), Citicorp North America, Inc., as Administrative Agent.
     1. This Interest Election Request is submitted for the purpose of:
(a) [Converting] [Continuing] a                      Loan [into] [as] a                      Loan.1
(b) The aggregate outstanding principal balance of such Loan is $                    .
(c) The last day of the current Interest Period for such Loan is                     .2
(d) The principal amount of such Loan to be [converted] [continued] is $                    .3
(e) The requested effective date of the [conversion] [continuation] of such Loan is                                         .4
(f) The requested Interest Period applicable to the [converted] [continued] Loan is                                         .5

[1]	Delete the bracketed language and insert “ABR” or “Eurodollar”, as applicable, in each blank.

[2]	Insert applicable date for any Eurodollar Loan being converted or continued.

[3]	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

[4]	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.

[5]	Complete with an Interest Period in compliance with the Credit Agreement.
Exhibit C — Page 1

     2. With respect to a Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Borrowing requested herein.
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this ___day of                     , 200_.

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit C — Page 2

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
EPCO HOLDINGS, INC.
COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the ___of EPCO HOLDINGS, INC., a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Second Amended and Restated Credit Agreement dated as of ___, 2007 (as amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto and Citicorp North America, Inc., as Administrative Agent (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);
     (a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the reasonable details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]
     (b) Attached hereto are the reasonably detailed computations necessary to determine whether the Borrower is in compliance with Section 6.07 of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending ___.
     (c) Attached hereto are the reasonably detailed computations which demonstrate cumulative Excess Distributable Amount through the fiscal quarter ending ___.
     EXECUTED AND DELIVERED this ___day of _________, 20_.

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit D — Page 1

EXHIBIT E
[RESERVED]
Exhibit E — Page 1

EXHIBIT F-1
FORM OF
REVOLVING CREDIT LOAN NOTE

$	___, 2007
     EPCO HOLDINGS, INC., a Delaware corporation (the “Borrower”), for value received, promises and agrees to pay to                                          (the “Lender”), or to its order, at the payment office of CITICORP NORTH AMERICA, INC., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of                                          AND NO/100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Credit Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Revolving Credit Loans owed to the Lender under that certain Second Amended and Restated Credit Agreement dated as of ___, 2007, by and among the Borrower, the Lenders party thereto, and Citicorp North America, Inc., as Administrative Agent (such Second Amended and Restated Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Credit Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Credit Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Credit Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Revolving Credit Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for
Exhibit F-1 — Page 1

payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of the Revolving Credit Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit F-1 — Page 2

SCHEDULE A
TO
REVOLVING CREDIT LOAN NOTE
     This note evidences the Revolving Credit Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Credit Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Balance
			Principal	Amount		of
			Amount of	of Interest		Revolving	Notation
	Interest		Revolving	Paid or	Interest	Credit	Made
Date	Period	Rate	Credit Loan	Prepaid	Paid	Loans	by

Exhibit F-1 — Page 3

EXHIBIT F-2
FORM OF
TERM LOAN NOTE

$	___, 2007
     EPCO HOLDINGS, INC., a Delaware corporation (the “Borrower”), for value received, promises and agrees to pay to                                          (the “Lender”), or to its order, at the payment office of CITICORP NORTH AMERICA, INC., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of                                          AND NO/100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of the [Term Loan A][Term Loan A-2] owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such [Term Loan A][Term Loan A-2], at such office, in like money and funds, for the period commencing on the date of each such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the [Term Loan A][Term Loan A-2] owed to the Lender under that certain Second Amended and Restated Credit Agreement dated as of ___, 2007, by and among the Borrower, the Lenders party thereto, and Citicorp North America, Inc., as Administrative Agent (such Second Amended and Restated Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Term Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Term Loan received by the Lender and the Interest Periods and interest rates applicable to each Term Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such [Term Loan A][Term Loan A-2].
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement or the other Loan Documents, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and
Exhibit F-2 — Page 1

notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of [Term Loan A][Term Loan A-2] upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement and is secured by the Security Instruments.
     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit F-2 — Page 2

SCHEDULE A
TO
TERM LOAN NOTE
     This note evidences the [Term Loan A][Term Loan A-2] owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Term Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
TERM LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Balance of
				Amount		[Term
			Principal	of Interest		Loan A]
	Interest		Amount of	Paid or	Interest	[Term Loan	Notation
Date	Period	Rate	Term Loan	Prepaid	Paid	A-2]	Made by

Exhibit F-2 — Page 3

EXHIBIT G
LIST OF SECURITY INSTRUMENTS
1.	Second Amended and Restated Pledge and Security Agreement by EPCO Holdings, Inc. of 10,000 certificated shares (100% ownership interest) of Duncan Family Interests, Inc.

2.	Second Amended and Restated Pledge and Security Agreement by Duncan Family Interests, Inc. of 68,353,582 uncertificated Enterprise GP Holdings, L.P. common units of limited partnership interest.

3.	Second Amended and Restated Pledge and Security Agreement by Duncan Family Interests, Inc. of 100% of the membership interests in DFI Delaware General, LLC.

4.	Second Amended and Restated Pledge and Security Agreement by Duncan Family Interests, Inc. of 100% of the membership interests in DFI Delaware Limited, LLC.

5.	Second Amended and Restated Pledge and Security Agreement by DFI Delaware General, LLC and DFI Delaware Limited, LLC of 100% of the limited partnership interests and 100% of the general partnership interests in DFI Delaware Holdings L.P.

6.	Second Amended and Restated Pledge and Security Agreement by DFI Delaware Holdings L.P. of 100,000,000 certificated Enterprise Products Partners L.P. common units.

7.	Second Amended and Restated Pledge and Security Agreement by DFI Delaware Holdings L.P. of 15,000,000 uncertificated Enterprise Products Partners L.P. common units.

8.	Second Amended and Restated Pledge and Security Agreement by DFI GP Holdings, L.P. of 2,500,000 certificated TEPPCO Partners, L.P. common units.

9.	Amended and Restated Pledge and Security Agreement by Duncan Family Interests, Inc. of 8,986,711 certificated TEPPCO Partners, L.P. common units.

10.	Amended and Restated Pledge and Security Agreement by DFI GP Holdings, L.P. of 13,343,082 certificated Enterprise GP Holdings, L.P. Class C units of limited partnership interest.

11.	Amended and Restated Pledge and Security Agreement by Duncan Family Interests, Inc. of 2,656,918 certificated Enterprise GP Holdings, L.P. Class C units of limited partnership interest.

12.	Amended and Restated Pledge and Security Agreement by DFI GP Holding, L.P. of 11,819,722 uncertificated Enterprise GP Holdings, L.P. common units of limited partnership interest.
Exhibit G — Page 1

EXHIBIT H
FORM OF COMMITMENT INCREASE AGREEMENT
     This Commitment Increase Agreement dated as of [                    ] (this “Agreement”) is among (i) EPCO Holdings, Inc. (the “Borrower”), (ii) Citicorp North America, Inc., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement dated as of                     , 2007 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”, capitalized terms that are defined in the Credit Agreement and not defined herein are used herein as therein defined) among the Borrower, the Lenders party thereto, the Administrative Agent, and (iii)                                          (the “Increasing Lender”).
     Preliminary Statements
     (A) Pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total Revolving Credit Commitments and/or Term Loan A Commitments under the Credit Agreement by agreeing with a Lender to increase that Lender’s Revolving Credit Commitment and/or Term Loan A Commitment.
     (B) The Borrower has given notice to the Administrative Agent of its intention to increase the total [Revolving Credit Commitments][Term Loan A Commitments] pursuant to such Section 2.20 by increasing the [Revolving Credit Commitments][Term Loan A Commitments] of the Increasing Lender from $                     to $                    , and the Administrative Agent is willing to consent thereto.
     Accordingly, the parties hereto agree as follows:
     SECTION 1. Increase of [Revolving Credit Commitments][Term Loan A Commitments]. Pursuant to Section 2.20 of the Credit Agreement, the [Revolving Credit Commitments][Term Loan A Commitments] of the Increasing Lender is hereby increased from $                     to                     .
     SECTION 2. Consent. The Administrative Agent hereby consents to the increase in the [Revolving Credit Commitments][Term Loan A Commitments] of the Increasing Bank effectuated hereby.
     SECTION 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.
     SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 5. Increasing Lender Credit Decision. The Increasing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other
Exhibit H — Page 1

Lender and based on the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The Increasing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
     SECTION 6. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)	The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporation action and do not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on the Borrower.

(b)	No authorization, consent or approval of any governmental body or agency is required for the valid execution, delivery and performance by the Borrower of this Agreement.

(c)	This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(d)	No Default or Event of Default has occurred and is continuing.
     SECTION 7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent within ten Business Days after notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent with respect thereto.
     SECTION 8. Effectiveness. When, and only when, the Administrative Agent shall have received counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the Increasing Lender, this Agreement shall become effective as of the date first written above.
Exhibit H — Page 2

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:
Name:
Title:

INCREASING LENDER:
[NAME OF INCREASING LENDER]

By:
Name:
Title:

Exhibit H — Page 3

EXHIBIT I
FORM OF NEW LENDER AGREEMENT
     This New Lender Agreement (this “Agreement”) dated as of [                    ] is among EPCO Holdings, Inc. (the “Borrower”), Citicorp North America, Inc., in its capacity as administrative agent (the “Administrative Agent”) under the Credit Agreement described below, and [                    ] (“New Lender”). Capitalized terms used herein without definition have the meanings assigned to such terms in the Credit Agreement.
PRELIMINARY STATEMENTS
     A. Pursuant to Section 2.20 of the Credit Agreement dated as of                     , 2007 (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and the Administrative Agent, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the total [Revolving Credit Commitments][Term Loan A Commitments] under the Credit Agreement by offering to Lenders and other bank and financial institutions the opportunity to participate in all or a portion of the increased [Revolving Credit Commitments][Term Loan A Commitments].
     B. The Borrower has given notice to the Administrative Agent of its intention to increase the total [Revolving Credit Commitments][Term Loan A Commitments] pursuant to such Section 2.20 by $[                    ]1, the Administrative Agent is willing to consent thereto, and the existing Lenders have failed to subscribe to all of such increased [Revolving Credit Commitments][Term Loan A Commitments].
     C. The New Lender desires to become a Lender under the Credit Agreement and extend [Revolving Loans] [Term Loan A] to the Borrower in accordance with the terms thereof.
     Accordingly, the parties hereto agree as follows:
     SECTION 1. Loan Documents. The New Lender hereby acknowledges receipt of copies of the Credit Agreement and the other Loan Documents.
     SECTION 2. Joinder to Credit Agreement. By executing and delivering this Agreement, the New Lender hereby agrees (i) to become a party to the Credit Agreement as a Lender as defined therein and (ii) to be bound by all the terms, conditions, representations, and warranties of the Credit Agreement and the other Loan Documents applicable to Lenders, and all references to the Lenders in the Loan Documents shall be deemed to include the New Lender. Without limiting the generality of the foregoing, the New Lender hereby agrees to make [Revolving Loans] [Term Loan A] to the Borrower [from time to time during the Availability Period] [upon the effectiveness of this Agreement] in an aggregate principal amount that will not result in the New Lender’s [Revolving Credit Exposure] [Term Loan A] exceeding its [Revolving Credit

[1]	Must be at least $10,000,000
Exhibit I — Page 1

Commitment] [Term Loan A Commitment]. The [Revolving Credit Commitments][Term Loan A Commitments] of the New Lender shall be $[                    ]2.
     SECTION 3. Consent. The Administrative Agent hereby consents to the participation of the New Lender in the increased Revolving Credit Commitment and/or Term Loan A Commitment.
     SECTION 4. Representation and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action on the part of the Borrower and do not contravene (i) the Borrower’s articles of incorporation or by-laws or (ii) any material indenture, loan agreement or other similar agreement or instrument binding on the Borrower.
     (b) No authorization, consent or approval of any Governmental Authority is required for the valid execution, delivery and performance by the Borrower of this Agreement.
     (c) This Agreement constitutes a valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     (d) No Default, Event of Default or Material Adverse Effect has occurred and is continuing.
     SECTION 5. Effectiveness. This Agreement shall become effective upon the receipt by the Administrative Agent of the following:
     (a) Counterparts of, or telecopied signature pages of, this Agreement executed by the Borrower, the Administrative Agent and the New Lender;
     (b) An Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the New Lender;
     (c) If the New Lender is a Foreign Lender, any documentation required to be delivered by the New Lender pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the New Lender;
     (d) If requested by the Administrative Agent, a certified copy of the resolutions of the Board of Directors of the Borrower approving the increase in the

[2]	Must be at least $5,000,000.
Exhibit I — Page 2

[Revolving Credit Commitments][Term Loan A Commitments] and this Agreement in a form reasonably acceptable to the Administrative Agent; and
     (e) If requested by the Administrative Agent, a legal opinion from counsel to the Borrower in a form reasonably acceptable to the Administrative Agent.
     SECTION 6. New Lender Credit Decision. The New Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to agree to the various matters set forth herein. The New Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
     SECTION 7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to any choice of law provision that would require the application of the law of another jurisdiction.
     SECTION 8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 9. Expenses. The Borrower shall pay all reasonable costs and expenses of the Administrative Agent within ten Business Days notice thereof in connection with the preparation, negotiation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.
[Signatures on following page]
Exhibit I — Page 3

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

BORROWER:

EPCO HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:
Name:
Title:

NEW LENDER:

[NAME OF NEW LENDER]

By:
Name:
Title:

Exhibit I — Page 4

Schedule 6.06 — Page 1